Exhibit 99.1
Neenah Foundry Company Makes Interest Payment on Senior Secured Notes;
Defers Interest Payment on Senior Subordinated Notes;
Continues to Enhance Operational Efficiency
NEENAH, WI, July 2, 2009 /PRNewswire/ — Neenah Enterprises, Inc. and Neenah Foundry Company (the “Company”) announced today that the Company has made the interest payment due July 1, 2009 on its 9 1/2% Senior Secured Notes due 2017 and has entered into an agreement with Tontine Capital Partners, L.P., the sole holder of its 12 1/2% Senior Subordinated Notes due 2013, to allow the Company to defer the entire semi-annual interest payment due July 1, 2009. The agreement with Tontine does not affect future interest payments, and the Company must pay interest on the entire amount of the interest deferred at the rate of 12 1/2% per annum.
Following the payment of interest on the 9 1/2% Notes on July 1, 2009, the Company anticipates that unused availability under its 2006 Credit Facility will remain below the $15.0 million threshold applicable to its “springing” financial covenant for three business days during the fourth quarter of fiscal 2009. As a result, the Company expects that it will be required to measure the minimum fixed charge coverage ratio set forth in its 2006 Credit Facility when its financial results for the 2009 fiscal year are completed.
The Company also announced that it has engaged Rothschild Inc. as its financial advisor to assist the Company in further enhancing its liquidity position.
“The Company is encouraged by the progress that it has made in streamlining its operations and reducing expenses to address the challenging economic environment that its industry is facing. We believe these recent initiatives have helped to provide the Company with sufficient liquidity to fund our operations going forward,” said Bob Ostendorf, Neenah’s President and CEO. He added “In addition, the deferral of the entire July 1 interest payment under the 12 1/2% Notes will improve the Company’s near-term liquidity position. With this interest deferral and the engagement of Rothschild to assist the Company in further enhancing its overall liquidity, the Company believes it will be well positioned to leverage its streamlined operations as general economic conditions improve.”
About Neenah Enterprises, Inc. and Neenah Foundry Company
Neenah Enterprises, Inc. is the indirect parent holding company of Neenah Foundry Company. Neenah Foundry Company and its subsidiaries manufacture and market a wide range of iron castings and steel forgings for the heavy municipal market and selected segments of the industrial markets. Neenah is one of the largest independent foundry companies in the United States, with substantial market share in the municipal and various industrial markets for gray and ductile iron castings and forged steel products. Additional information about Neenah is available on the Company’s web site at www.nfco.com.

Forward-Looking Statements
This press release may be viewed to contain forward-looking statements. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause actual results and events to differ materially from those described in the statements. The words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Factors that could cause our results to differ materially from current expectations include those referenced in the Company’s Form 10-K for the year ended September 30, 2008 or subsequent SEC filings and include factors relating to the potential impact of covenants in the Company’s credit facilities and the Company’s ability to raise additional capital. You should not place undue reliance on these forward-looking statements, which reflect the Company’s opinions only as of the date of this press release. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements after the date of this press release.

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